3200 County Rd 31, Rifle, CO 81650
Telephone: (720) 876 2373 Facsimile: (720) 876 2374

EXHIBIT 99.2

MEDIA ADVISORY

NATURAL RESOURCES USA CORPORATION ANNOUNCES
BLM APPROVAL FOR SODIUM BICARBONATE PLANT EXPANSION

Natural Resources USA Corporation (AALA.OB), previously known as AmerAlia, Inc., has announced it has received approval from the Bureau of Land Management (BLM) to revise its Mine Plan to increase annual sodium bicarbonate production in Rifle, Colorado.

The approval came in a letter from the BLM, received on November 10, 2010, to Natural Soda, Inc., a 100% owned subsidiary of Natural Resources USA Corporation and the second largest producer in North America.

The approval allows Natural Soda to increase production from the current 125,000 tons of sodium bicarbonate per year to 250,000 tons per year.

Bradley Bunnett, President and COO of Natural Soda and Natural Resources USA Corporation, said that Natural Soda today had finalized design plans and contract terms with HPD of Chicago, Illinois.

“HPD has been contracted for the purchase and turnkey installation of an upgraded boiler and heat transfer system designed to support additional production volume from the existing production facility,” said Mr. Bunnett.

The boiler upgrade, heat transfer system, and associated infrastructure are to be completed by July 2011 and are predicted to cost approximately $4.8 million.

“The installation of a new boiler system will increase our current production from 125,000 tons per annum to 150,000 tons per annum and the existing boilers will be retained as back up units.
 .
“A new high efficiency, low emissions boiler will produce twice the heating capacity of our two existing boilers and, importantly, produce fewer emissions.

“This initial expansion will allow us to sell incremental tons while we consider further upgrades at the plant,” he said.

Mr. Bunnett says in addition to this project, initial design work has been completed for a second line of crystallizers which has not yet been approved by the board.

“By installing the upgraded boiler system now, we increase production of the existing crystallizers while finalizing and gaining approval from the board for the larger expansion.

3200 County Rd 31, Rifle, CO 81650
Telephone: (720) 876 2373 Facsimile: (720) 876 2374

 “This is our logical and prudent approach to long-term growth strategy,” said Mr. Bunnett.

For the fiscal year ended June 30, 2010 Natural Soda produced 107,000 tons of sodium bicarbonate.

The company’s annual report to the SEC for the year ended June 30, 2010 on Form 10-K reported a profitable year and can be found online at www.naturalresourcescorp.com.

*  *  *  Ends  *  *  *

Forward Looking Statements

Natural Resources USA Corporation’s future conduct depends on a number of factors beyond our control, so we cannot assure you we will be able to conduct Natural Resources USA Corporation’s operations as we contemplate in this report.  This report contains various statements using the terms “may”, “expect to”, and other terms denoting future possibilities.  They are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We cannot guarantee the accuracy of these statements as they are subject to a variety of risks beyond our ability to predict or control.  These risks may cause actual results to differ materially from the projections or estimates contained in this report.  These risks are discussed in our annual reports filed with the Securities and Exchange Commission.

FOR FURTHER INFORMATION:
Mr. Bradley Bunnett – President, Natural Soda and Natural Resources USA Corporation
P:  (970) 987 2828
E:  bradbunnett@me.com
OTCBB: AALA